UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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U-Store-It Trust

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50 Public Square, Suite 2800

Cleveland, OH 44113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 6, 2008

Dear Shareholder:

You are cordially invited to attend our 2008 annual meeting of shareholders to be held on Tuesday, May 6, 2008, at 8:00 a.m., Eastern Daylight Savings time, at The Ritz Carlton Hotel, 1515 West 3rd Street, Cleveland, Ohio 44113, for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2009 or until their successors are duly elected;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 24, 2008 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees

KATHLEEN A. WEIGAND

Secretary

Cleveland, Ohio

April 4, 2008

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on Tuesday, May 6, 2008

This proxy statement and the 2007 Annual Report to Shareholders are available at http://ir.ustoreit.com

50 Public Square

Suite 2800

Cleveland, OH 44113

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING

OF SHAREHOLDERS

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2008 annual meeting of shareholders, to be held at 8:00 a.m., Eastern Daylight Savings time, on Tuesday, May 6, 2008 at The Ritz Carlton Hotel, 1515 West 3rd Street, Cleveland, Ohio 44113, for the purposes stated in the Notice of Annual Meeting of Shareholders. This solicitation is made by U-Store-It Trust on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to U-Store-It Trust, a Maryland real estate investment trust and its subsidiaries. This proxy statement, the enclosed proxy card and our 2007 Annual Report to Shareholders and Form 10-K are first being mailed and made available electronically on our website at http://ir.ustoreit.com to shareholders beginning on or about April 4, 2008.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 24, 2008, the record date for the annual meeting, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the annual meeting. Our common shares are the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 24, 2008, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 24, 2008, or a legal proxy from your bank or broker.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on March 24, 2008 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the number of shares present at the meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 57,840,178 common shares outstanding.

How do I vote my shares that are held by my bank or broker?

If your shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How do I vote?

You or your duly authorized agent may vote by completing and returning the accompanying proxy card, or you may attend the meeting and vote in person.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to our Secretary a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of Deloitte & Touche LLP as our independent auditor and, as recommended by our Board of Trustees with regard to any other matters which properly come before the annual meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in their own discretion.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as proxy solicitors for us at a cost of $7,500. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the first quarter of 2008.

How can I obtain the Company’s Annual Report and Form 10-K?

Our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2007, is being mailed along with this proxy statement. These documents are also available electronically on our website at http://ir.ustoreit.com. Our 2007 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

If you wish to have additional printed copies of our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2007, as well as a copy of any exhibit specifically requested, we will mail these documents to you without charge. Requests should be sent to: The Secretary of the Company, U-Store-It Trust, 50 Public Square, Suite 2800, Cleveland, Ohio 44113. These materials have been filed with the Securities and Exchange Commission, or SEC, and may be accessed from the SEC’s homepage at www.sec.gov.

Who should I contact if I have any questions?

If you have any questions about the annual meeting, these proxy materials or your ownership of our common shares, please contact our Secretary by telephone at (216) 274-1340 or by fax at (216) 274-1360.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of eight trustees, each of whose term expires at the 2008 annual meeting. Thomas A. Commes will not stand for re-election at the annual meeting, and the Board of Trustees decreased the size of the Board to seven trustees, effective as of the date of the annual meeting. The Corporate Governance and Nominating Committee recommended to our Board of Trustees that the remaining seven trustees be nominated to stand for re-election. The Board of Trustees recommends that shareholders vote in favor of the re-election of each of the seven nominees to serve as trustees until the 2009 annual meeting of shareholders or until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees affirmatively determined that if these nominees are elected, six of the seven trustees—John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller, Daniel B. Hurwitz, Marianne M. Keler and David J. LaRue, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may decrease the size of our Board of Trustees, as permitted by our bylaws. Each nominee has consented to be named in this proxy statement and has agreed to serve if elected.

Nominees for Election for a Term Expiring at the 2009 Annual Meeting

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee.

William M. Diefenderfer III, 62, has served as our Chairman of the Board since February 2007 and as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. He served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. Mr. Diefenderfer served a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group from 2004 through 2005. In October 2006, he accepted appointment to the Commission on the Future of American Veterans, the purpose of which is to formulate a clear plan to guide the U.S. Department of Veteran’s Affairs for the next twenty years. Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. He currently serves on the board of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans. He chairs SLM’s Audit Committee and is a member of its Nomination and Governance Committee and its Executive Committee.

John C. (Jack) Dannemiller, 69, has served as a trustee since our initial public offering in October 2004. From 1992 to 2000, Mr. Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a publicly-traded distributor of industrial, fluid power and engineered products and systems. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the boards of The Cleveland Clinic Foundation, Cleveland Clinic Western Region and Fairview Lutheran Foundation.

Harold S. Haller, Ph.D., 69, has served as a trustee since our initial public offering in October 2004. Dr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field. He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993. Dr. Haller is the principal consultant for Real World Quality System’s NASA projects.

Daniel B. Hurwitz, 44, was recommended to the Corporate Governance and Nominating Committee by one of our non-management trustees, and he was appointed by the Board of Trustees on January 25, 2008. Mr. Hurwitz has been President and Chief Operating Officer of Developers Diversified Realty, a self-administered and self-managed real estate investment trust, or REIT, which acquires, develops, leases and manages shopping centers, since May 2007. Mr. Hurwitz is responsible for Developers Diversified’s core revenue departments, in addition to management of the various disciplines related to the day-to-day operations of the company. Moreover, he is a member of Developers Divesified’s executive management and investment committee. He previously served as Senior Executive Vice President and Chief Investment Officer of Developers Diversified from May 2005 to April 2007, and as Executive Vice President of Developers Diversified from June 1999 through April 2005.

Dean Jernigan, 62, has been President and Chief Executive Officer of the Company since April 2006 and also has served as a member of our Board of Trustees since that time. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States. From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly-traded self-storage REIT, from 1994 to 2002. Mr. Jernigan served as a member of the National Association of Real Estate Investment Trusts’ Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. Mr. Jernigan currently serves on the board of Thomas & Betts, Inc., a publicly-traded electrical components and equipment company.

Marianne M. Keler, 53, has served as a trustee since March 2007. From 1985 to February 2006, Ms. Keler served in various positions with SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. From 2005 to 2006, she served as Executive Vice President, Corporate Strategy, Consumer Lending and Administration, where she led several business lines, including SLM Financial. From 2001 to 2004, she was Executive Vice President and General Counsel for SLM. She is a partner of Keler-Kershow, LLC, a private law firm, and serves on various non-profit boards, including the American University of Bulgaria, Georgetown University Law Center, the National Student Clearinghouse and Building Hope, a charter school lender.

David J. LaRue, 46, has served as a trustee since our initial public offering in October 2004. Mr. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc., a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986. Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and Cleveland Leadership Center.

Vote Required and Recommendation of Our Board of Trustees

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains written charters for all Board committees and adopted corporate governance guidelines and a code of business conduct and ethics. To view the committee charters, corporate governance guidelines, and code of business conduct and ethics, please visit our website at www.ustoreit.com. Each of these documents is also available in print, free of charge, to any shareholder who requests them in writing to the Secretary, U-Store-It Trust, 50 Public Square, Suite 2800, Cleveland, Ohio 44113.

Independence of Trustees

NYSE listing standards require listed companies to have a majority of independent board members and to have each of the nominating/corporate governance, compensation and audit committees comprised solely of independent trustees. Under the NYSE listing standards, in order for a trustee to qualify as “independent,” our Board of Trustees must affirmatively determine that the trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the NYSE listing standards provide that a trustee is not independent in the following circumstances:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

•

a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) a trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor;

(b) a trustee who is a current employee of such a firm;

(c)	a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(d)	a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on the other company’s compensation committee until three years after the end of such service or employment relationship; or

•

a trustee who is an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a trustee’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the trustee’s home.

Our Board of Trustees evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances, that each of Messrs. Commes, Dannemiller, Diefenderfer, Haller, Hurwitz and LaRue and Ms. Keler is “independent,” under NYSE listing standards because each has no known relationship (material or otherwise) with us.

In making the foregoing determination, the Board of Trustees was aware that Mr. LaRue is the President and Chief Operating Officer of Forest City Commercial Group, a company from which we lease approximately 8,000 square feet of office space. The Board determined that this does not constitute a relationship, material or otherwise, between us and Mr. LaRue, because Mr. LaRue is not a party to this arrangement and does not derive any benefit from it, and the arrangement is not material to any of the parties.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees by communicating directly with the Chairman of the Board. Please send any correspondence you may have in writing to the “Chairman of the Board” c/o Secretary of U-Store-It Trust, 50 Public Square, Suite 2800, Cleveland, Ohio 44113, who will then directly forward your correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

Board of Trustees Meetings

During 2007, the Board of Trustees met 17 times, including telephonic meetings. Each trustee is expected to attend, in person or by telephone, all Board meetings and meetings of committees on which he or she serves. Each trustee attended at least 75 percent of the Board and committee meetings on which he or she served. Pursuant to our corporate governance guidelines, all of our trustees are expected to attend our annual meetings of shareholders. All of our trustees, with the exception of Mr. Hurwitz, who was appointed as a trustee in January 2008, attended our annual meeting of shareholders last year.

Executive Sessions of Independent Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among independent trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of independent trustees without management participation. The Chairman of the Board presides over these sessions.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of these committees are “independent” of us as that term is defined in the NYSE listing standards.

The table below provides current membership information for each of the Board committees and the number of meetings held by each committee during 2007:

Name (1)	Audit	Compensation	Corporate Governance and Nominating

T. A. Commes	✓	Chairman
J. C. Dannemiller		✓	Chairman
H. S. Haller		✓	✓
D. B. Hurwitz	✓	✓
M. M. Keler	✓		✓
D. J. LaRue (2)	Chairman

Number of Meetings in 2007	8	4	7

(1)	Mr. Diefenderfer, our Chairman of the Board, serves as an ex officio member of each committee.

(2)	D. J. LaRue has served as the Chairman of the Audit Committee since February 2007. Prior to that, Mr. Diefenderfer was Chairman of the Audit Committee.

Audit Committee

The principal purposes of the Audit Committee are to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditor; and

•	the performance of our internal audit function and independent auditor.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor and is also responsible for reviewing with our independent auditor any audit problems or difficulties they encounter in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal controls with management and our independent auditor.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees determined that Mr. LaRue is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•

review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with our other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

In carrying out its duties, the Compensation Committee has sole authority, pursuant to its charter, to retain advisors, including compensation consultants to advise the Compensation Committee on executive compensation matters. In August 2006, the Compensation Committee engaged Towers Perrin, an outside compensation consultant, to review and redesign our executive compensation and trustee compensation programs. The Compensation Committee also has authority to delegate to one or more subcommittees as it deems necessary and appropriate.

The Chairman of the Compensation Committee sets the agenda for its meetings in consultation with our Secretary. Our Chief Executive Officer regularly attends meetings of the Compensation Committee and makes recommendations with respect to compensation of executive officers who report directly to him. The Board of Trustees has authority to approve grants of equity-based awards to our trustees. The Compensation Committee has authority to approve grants of equity-based awards to our executive officers and employees. The Board of Trustees delegated to our Chief Executive Officer the authority to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and the Chief Executive Officer must regularly report to the Compensation Committee information concerning the grants that are made pursuant to this authority. The Board of Trustees has not delegated authority with respect to executive or trustee compensation to any other group or person.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Trustees.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•

recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our code of business conduct and ethics;

•	review any related party transactions and procedures for evaluating and approving such transactions;

•	oversee the evaluation of the Board of Trustees and management; and

•	ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees adopted a policy to be used for considering potential trustee candidates to continue to ensure that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

•	the highest professional and personal ethics and values;

•	a commitment to enhancing shareholder value;

•	broad experience at the policy-making level in business, government, education, technology or public interest;

•	an ability to provide insights and practical wisdom based on experience and expertise;

•	a willingness and ability to devote adequate time and resources to diligently perform Board duties;

•	a reputation, both personal and professional, consistent with the image and reputation of the Company; and

•	an ability to exercise sound judgment and make independent analytical inquiries.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•	whether the person possesses specific expertise and familiarity with general issues affecting our business;

•	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

•	whether the person would qualify as an “independent” trustee under the NYSE listing standards and our corporate governance guidelines;

•	the importance of continuity of the existing composition of the Board of Trustees; and

•	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) our shareholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, the Corporate Governance and Nominating Committee has not retained a search firm, nor have we paid a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee determines the optimal size of the Board, assessing the future needs based on anticipated trustee vacancies and willingness of existing trustees to continue to serve as trustees if re-nominated. Once a trustee candidate has been identified, the Corporate Governance and Nominating Committee will evaluate the candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing trustees who are being considered for re-nomination are re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee recommends to the Board of Trustees the nomination of a number of candidates equal to the number of trustees expected to be elected at the next annual meeting of shareholders. The Board of Trustees selects the trustee nominees for shareholders to consider and vote upon at the annual meeting.

For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for trustees must be received no more than 120 days and no less than 90 days before the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. Such shareholder’s notice must set forth:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a trustee (1) the name, age, business address and residence address of such person, (2) the class and number of shares of beneficial interest of U-Store-It Trust that are beneficially owned or owned of record by such person, and (3) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

•

as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (2) the class and number of shares of each class of beneficial interest of U-Store-It Trust that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

TRUSTEE COMPENSATION

From January 1 through May 7, 2007, compensation to our independent trustees consisted of an annual retainer for service on the Board of $25,000; an additional annual retainer for service as chairman of a committee of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Corporate Governance and Nominating Committee; an additional annual retainer for service as lead trustee of $10,000; and a meeting attendance fee of $1,000 per Board meeting and per committee meeting attended for the members of the committee.

Beginning May 8, 2007, cash compensation to our independent trustees consisted of an annual retainer for service on the Board of $25,000; an additional annual retainer of $25,000 for the Chairman of the Board; an additional annual retainer of $10,000 for service as chairman for the Audit Committee and $7,500 for each chairman of the Compensation Committee and the Corporate Governance and Nominating Committee; and an additional annual retainer of $7,500 for each committee on which a trustee serves. In addition to the cash compensation paid to independent trustees for their Board service, we grant to each independent trustee a number of restricted shares equal to $60,000 in value, which is adjusted using a valuation model based on the closing price for the Company’s common shares on the date of grant, and which reflects factors such as risk of forfeiture, dividend yield and vesting term. As an employee of the Company, Mr. Jernigan does not receive compensation for his service as a trustee. Compensation paid to Mr. Jernigan can be found in the table captioned “Summary Compensation Table.” Barry L. Amsdell served as a trustee in 2007 through February 20, 2007, during which time he did not receive compensation for his services as a trustee. Robert J. Amsdell, who was a non-independent trustee, received compensation during the time in 2007 when he served as Chairman of the Board equal to his 2006 base annual salary of $75,000. Mr. Hurwitz was not a trustee during 2007 and his name is omitted from the table below.

The table below shows the actual amounts earned by our trustees for their service during 2007.

Name (1)	Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(3) All Other Compensation ($)	Total ($)
R. J. Amsdell Chairman of the Board From January 1 - February 13, 2007	$9,375	$ -	$21,096	$30,471
T. A. Commes Chairman, Compensation Committee	$54,420	$41,158	$2,028	$97,606
J. C. Dannemiller Chairman, Corporate Governance and Nominating Committee	$55,541	$41,158	$7,146	$103,845
W. M. Diefenderfer III Chairman of the Board Since February 14, 2007 Chairman, Audit Committee From January 1 - February 13, 2007	$54,914	$41,158	$6,928	$103,000
H. S. Haller Lead Trustee From January 1 - February 13, 2007	$51,390	$41,158	$7,274	$99,822
M. M. Keler Since March 22, 2007	$29,334	$41,158	$2,028	$72,520
D. J. LaRue Chairman, Audit Committee Since February 14, 2007	$57,204	$41,158	$2,028	$100,390

(1)	Each person listed served as a trustee of the Company for all of 2007, except as otherwise indicated for Robert J. Amsdell and M. M. Keler. Each of W. M. Diefenderfer, H. S. Haller and D. J. LaRue served in the capacities indicated since or during the time periods indicated.

(2)	On May 8, 2007, each independent trustee was granted 3,497 restricted shares, which for each such trustee is the aggregate number of stock awards outstanding at December 31, 2007. The grant date fair value of each award, computed in accordance with Financial Accounting Standard (“FAS”) 123R, is $63,121. The amounts listed in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R in the year ended December 31, 2007. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited financial statements for fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(3)	The amount listed in this column for Robert J. Amsdell reflects dividends paid to him during the first quarter 2007 on 72,745 restricted shares.

Trustees Deferred Compensation Plan

In December 2006, our Board of Trustees approved the U-Store-It Trust Trustees Deferred Compensation Plan, and, in that connection, suspended new deferrals under the Deferred Trustees Plan, the former deferred compensation plan for independent trustees. At December 31, 2006, an aggregate of 12,440 deferred shares were allocated to the accounts of plan participants under the former plan.

Pursuant to the new deferred compensation plan, the Board of Trustees designated non-employee trustees as eligible participants. Participants may elect each plan year to defer all or a portion of their compensation and have such amounts credited to accounts until distributed in accordance with the plan and the participants’ distribution elections. Each distribution account is credited with the returns of the investment options selected by plan participants, which include investment options that are available in the Company’s 401(k) plan, or such other investment fund(s) as the Board of Trustees may designate from time to time. At December 31, 2007, an aggregate of approximately 10,492 phantom shares were allocated to the accounts of plan participants, including phantom shares resulting from reinvestment of dividend equivalents.

EXECUTIVE OFFICERS

Set forth below is background information on each of our executive officers, other than Mr. Jernigan, whose background is described above under “Election of Trustees — Nominees for Election for a Term Expiring at the 2009 Annual Meeting.”

Christopher P. Marr, 43, has been Chief Financial Officer of the Company since June 2006 and Treasurer since August 2006. Mr. Marr was Senior Vice President and Chief Financial Officer of Brandywine Realty Trust, a publicly-traded office REIT, from August 2002 to June 2006. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002.

Kathleen A. Weigand, 49, has served as Executive Vice President and Secretary since February 2006 and General Counsel since January 2006. Mrs. Weigand served as Deputy General Counsel and Assistant Secretary of Eaton Corporation, a publicly-traded global manufacturing company, from 2003 to 2005, and as Vice President, Assistant General Counsel and Assistant Secretary of TRW Inc., a publicly-traded space, defense, and automotive supply company, from 1999 to 2003. Mrs. Weigand is a Certified Public Accountant and formerly was an audit manager of KPMG.

Stephen R. Nichols, 56, has served as Senior Vice President, Operations since July 2006. Mr. Nichols served as Vice President, Operations of Extra Space Storage Inc., a publicly-traded self-storage REIT, from July 2005 to July 2006. Mr. Nichols was employed by Storage USA, Inc., as Senior Vice President of Operations, from 1995 until its sale to Extra Space in 2005.

Timothy M. Martin, 37, has served as Senior Vice President and Chief Accounting Officer of the Company since December 2006. He previously was employed by Brandywine Realty Trust from 1997 to December 2006, serving as Vice President, Finance and Treasurer from January 2006 to December 2006, as Brandywine’s Principal Financial Officer from May 2006 to December 2006, as Vice President and Chief Accounting Officer from March 2004 to December 2005, and as Director, Financial Analysis from 2001 to March 2004. Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectfully submitted,

The Compensation Committee

of the Board of Trustees

Thomas A. Commes (Chairman)

John C. Dannemiller

Harold S. Haller

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation for our executive officers, sets corporate goals and objectives with respect to executive compensation, evaluates performance against those goals and objectives, and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties, the Compensation Committee considers, among other things, analyses from Towers Perrin, its independent compensation consultant. Discussed below are our philosophy with respect to, and our objectives in setting, executive compensation. As a part of this discussion, we also outline the elements of compensation awarded to, earned by, or paid to the named executive officers.

Compensation Philosophy and Objectives

We desire to build and maintain a superior executive management team to forge our business strategy and lead us to profitable growth. We believe success in accomplishing these goals will, in part, depend on the effectiveness of our executive compensation programs, which are designed to compensate and reward executive officers for the achievement of corporate goals and desired business results and for their personal contributions in the execution of our business strategy. Excellence in corporate and individual performance is our primary objective, and tying a significant portion of overall executive compensation to the achievement of our corporate goals is our philosophy. The Compensation Committee believes that the most effective executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals that align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

In setting executive compensation, we endeavor to:

•	provide compensation that is sufficient to attract and retain the very best possible executive talent;

•

provide a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the short and long-term to ensure that executive officers maintain an ongoing personal stake in the Company; and

•	encourage executive officers to achieve superior individual performance.

2007 Executive Compensation Program

The Compensation Committee designed the 2007 executive compensation program for executive officers after consideration of the following business considerations:

•	each executive was newly hired and came to the Company with a different background and compensation arrangement;

•	each executive was required to participate in a reorganization of the Company and in the hiring and development of a new staff;

•	the real estate industry faced very difficult market dynamics; and

•	the Company faced significant challenges, including litigation with its founder and a restatement of all prior financial statements.

The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to review the Company’s existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2007 executive compensation program to achieve the objectives described above. Representatives of Towers Perrin were present at half of the Committee’s meetings and met with the Committee in executive session, where no members of management were present.

The 2007 executive compensation program adopted by the Compensation Committee, targeted overall compensation for the named executive officers at the 75th percentile of companies with a median market capitalization of $1.2 billion across multiple industries — the general industry peer group. In determining that the appropriate reference point for pay competitiveness was the 75th percentile of general industry, Towers Perrin compared the 50th and 75th percentile of compensation data compiled from (a) proxy statements from a group of 25 REITs with a median market capitalization of $1.4 billion, (b) survey data from 39 comparably-sized companies with a median market capitalization of $1.2 billion in general industries and (c) proxy statements of our three self-storage peers. This material was reviewed with the Compensation Committee. In light of the top talent recruited from different industries and the challenging environment facing the Company’s new management team, with concurrence from Towers Perrin, the Compensation Committee determined that targeting executive compensation at the 75th percentile of general industry was appropriate. The target compensation for the Company’s Chief Executive Officer, Mr. Jernigan, was set at the 66th percentile after consideration of his current compensation, internal equities and his short tenure in the position.

As a part of the Compensation Committee’s process in designing a compensation program, it carefully considered the appropriate market reference point for determining pay competitiveness and determined that the comparative group for benchmarking purposes should represent the marketplace in which we are likely to compete for talent. Challenges that we faced in determining a comparative peer group included the short tenure of our named executive officers, none of whom had participated in a full performance year of formal annual and long-term incentives with the Company; market data specific to our self-storage peers being limited to three companies; and compensation for chief executive officers in the REIT industry being somewhat different than other executives as it is common within the REIT industry for the chief executive officer also to be a founder of the company. Given these challenges, the caliber and diverse backgrounds of our named executive officers and our desire to retain a superior executive management team, the Compensation Committee determined that it was appropriate also to benchmark with a peer group of general industry and establish compensation levels at +/- 15% of the 75th percentile of this group. Listed below are the companies that comprise the peer groups reviewed by the Compensation Committee.

General Industry Peer Group Companies

Actuant Corporation

Allete, Inc.

American Axle & Manufacturing

AMERIGROUP Corporation

Aquila, Inc.

ArvinMeritor, Inc.

Big Lots, Inc.

Building Materials Holding Corporation

Cleco Corporation

Cooper Tire & Rubber Company

eFunds Corporation

Ferrellgas Partners, L.P.

Gartner, Inc.

Georgia Gulf Corporation

H.B. Fuller Company

Hercules Incorporated

Hexcel Corporation Holdings, Inc.

IKON Office Solutions, Inc.

Jack in the Box Inc.

Jackson Hewitt Tax Service Inc.

Kindred Healthcare, Inc.

Longs Drug Stores Corporation

Media General, Inc.

Mine Safety Appliances Company

Northwest Natural Gas Company

Papa John’s International, Inc.

Par Pharmaceutical Companies, Inc.

Peoples Energy Corporation

Phillips-Van Heusen Corporation

Plexus Corp.

Ralcorp Holdings, Inc.

Revlon International Corporation

The Great Atlantic & Pacific Tea

    Company, Inc.

The Phoenix Companies, Inc.

The Warnaco Group

Tupperware Brands Corporation

UniSource Energy Corporation

United Stationers Inc.

Washington Group International, Inc.

REIT Peer Group Companies

American Financial Realty Trust

BioMed Realty Trust, Inc.

Cousins Properties Incorporated

DiamondRock Hospitality Co.

Digital Realty Trust, Inc.

EastGroup Properties, Inc.

Entertainment Properties Trust

Equity Lifestyle Properties, Inc.

Equity One, Inc.

FelCor Lodging Trust Incorporated

Glimcher Realty Trust

Healthcare Realty Trust, Inc.

Inland Real Estate Corporation

LaSalle Hotel Properties

Lexington Corporate Properties Trust

Mid-America Apartment
    Communities, Inc.

Mission West Properties, Inc.

National Retail Properties, Inc.

Nationwide Health Properties, Inc.

Pennsylvania Real Estate Investment Trust

PS Business Parks, Inc.

Strategic Hotels & Resorts, Inc.

Sunstone Hotel Investors, Inc.

Tanger Factory Outlet Centers, Inc.

Washington Real Estate Investment Trust

Storage REIT Peer Group Companies

Extra Space Storage Inc.

Public Storage, Inc.

Sovran Self Storage Inc.

Compensation Components

Shown in the table below are the material components of compensation set in 2007 for executive officers, the program design for each component and the objective of each component. The Compensation Committee began with its decision to target total compensation at the 75th percentile of general industry and then used market data, provided by Towers Perrin, to determine the appropriate percentages of fixed and variable pay. Pay decisions for 2007 were made in the first quarter of the year.

Component	Design	Objective
Salary	■ Seventy-fifth percentile general industry levels	■ Reflects the caliber and background of talent, as well as new hire / current market rates and the reorganization that the Company faced in 2007
Annual Incentive

■     Seventy percent of annual incentive dependent upon achievement of funds from operations goals

■     Thirty percent of annual incentive dependent upon achievement of individual performance objectives

■     Payout ranges from 50% to 200% of target award, except that the portion tied to individual performance objectives is limited to a maximum 150% of target payout

■     A significant portion of the award based on corporate measures to align the executive management team to common goals and objectives

■     An incentive that, in part, rewards individual performance of each executive

■     Creates a variable earning opportunity tied to key performance goals

■     Funds from operations is a key metric for us in measuring earnings and profitability

Long-Term Incentive	■ Annual grant values of long-term awards will be structured as follows: ➢ stock options (50%) ➢ time-vested restricted shares (25%) ➢ performance-vested restricted shares (25%)

■     Balances retention and performance awards and provides greater leverage through options

■     The emphasis on stock options relative to time-vested restricted stock is consistent with general industry practice. The use of absolute and relative total shareholder return in the performance-vested restricted stock is consistent with typical REIT performance share plan designs.

■     Emphasizes retention and performance and promotes alignment with shareholder interests

■     Mix of restricted shares and options is a competitive pay practice among REITs and broader U.S. market

Total Cash Compensation

Base Salary. Base salary is the fixed component of pay for our named executive officers and is intended to compensate for ordinary job duties. Factors considered in determining base salaries included the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of general industry companies, and the performance of the individual executive. The base salaries of executive officers, other than the CEO, were set by the Compensation Committee after discussions with the CEO regarding each individual’s accomplishments, areas of strength and opportunities for development. The salary of the CEO was set after each trustee completed a performance evaluation of the CEO, the results of which were summarized and reviewed by the Chairman of the Compensation Committee with Committee members and with the CEO. The Compensation Committee set base salaries for executive officers at approximately the 75th percentile of general industry for the reasons described above under “2007 Executive Compensation Program.”

Annual Incentive. We believe that the annual incentive is an important element of executive compensation to achieve our objectives of attracting and retaining executive talent, encouraging superior individual performance, and more importantly, achieving our corporate goals and objectives. The Compensation Committee approved a targeted cash annual incentive opportunity for each executive officer if certain performance levels were met. Target annual incentive compensation was based on funds from operations, or FFO, growth per share and on individual goals tailored to each executive officer’s job function and oversight responsibilities, weighted 70% and 30%, respectively. FFO, a common measure of profitability for REITs, are calculated using earnings per share determined under generally accepted accounting principles, and adding real estate depreciation and minority interest. The FFO targets recommended by management were viewed by the Committee as challenging goals and were set as follows: threshold, $1.08 per share; target, $1.11 per share; and maximum, $1.14 per share. Individual goals included increases in revenues and occupancy, fully staffing each executive’s department, streamlining, automating and implementing new systems; and significantly reducing related party matters at the Company.

The target annual incentive award is a percentage of the 2007 base salary for each executive officer as follows: Mr. Jernigan, 100%; Mr. Marr, 65%; Mrs. Weigand, 65%; Mr. Nichols, 55%; and Mr. Martin, 55%. Performance above and below targeted levels results in a pro-rated award of 50% of target for threshold performance and 200% of target for maximum performance, except that the maximum percentage achievable for individual goals is limited to 150% of target. Payouts are interpolated for performance between threshold, target and maximum levels. The table below lists the payouts that could have been achieved at threshold, target and maximum performance, and the actual annual incentive compensation paid as a result of 2007 performance.

Name	2007 Annual Base Salary	Target Annual Incentive as % of Salary	FFO / Share Growth (70% of Target Opportunity)				Individual Management Objectives (30% of Target Opportunity)
			Threshold	Target	Maximum	FFO Payout	Threshold	Target	Maximum	Payout in 2008

D. Jernigan	$610,000	100%	$213,500	$427,000	$854,000	$0	$91,500	$183,000	$274,500	$274,500

C. P. Marr	$410,000	65%	$93,275	$186,550	$373,100	$0	$39,975	$79,950	$119,925	$119,925

K. A. Weigand	$330,000	65%	$75,075	$150,150	$300,300	$0	$32,175	$64,350	$96,525	$96,525

S. R. Nichols	$275,000	55%	$52,938	$105,875	$211,750	$0	$22,688	$45,375	$68,063	$68,063

T. M. Martin	$225,000	55%	$43,313	$86,625	$173,250	$0	$18,563	$37,125	$55,688	$55,688

The Company did not achieve threshold performance for FFO. As a result, the annual incentive compensation paid out to each named executive officer comprised only that portion of the annual incentive opportunity relating to individual management objectives. The Compensation Committee awarded the individual portion of the annual incentive compensation to each named executive officer at the maximum payout level (150% of target for the 30% portion related to individual goals) in recognition of the achievement of their individual management objectives and of certain strategic plan objectives, including increasing revenue and occupancy, reorganizing the corporate staffs of the Company, and establishing systems to track and enhance performance. Further, the Compensation Committee recognized completion of the recruitment and integration of the new executive management team and the significant effort made toward the elimination of related party matters. For all executives, other than the CEO, the CEO recommends individual incentive payment based on the executive’s performance against his or her individual goals for the year. The Committee considers these recommendations and makes a final decision on the incentive payment. For the CEO, the Committee considers his performance against the Company’s goals.

Long-Term Incentive. We believe that long-term incentive compensation is an important element in providing competitive compensation and, because such awards have a basis in our common shares, helps to ensure that executive officers maintain an ongoing personal stake in the achievement of superior corporate performance. The Compensation Committee awarded a target grant level for long-term incentive compensation for each executive officer as follows:

D. Jernigan	$1,250,000
C. P. Marr	$520,000
K. A. Weigand	$375,000
S. R. Nichols	$375,000
T. M. Martin	$247,500

These amounts were established based on a value equal to the 75th percentile of our general industry peer group companies for the reasons discussed under “2007 Executive Compensation Program.” Long-term incentive compensation award values were allocated 50% in stock options; 25% in time-vested restricted shares and 25% in performance-vested restricted shares.

The stock options and time-vested restricted shares vest ratably over three years beginning on the first anniversary of the date of grant, and the stock options have a term of 10 years and an exercise price equal to the closing price of the Company’s common shares on the date of grant. The performance-vested restricted shares will vest on the last day of the three-year performance period, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period beginning on January 1, 2007 and ending December 31, 2009. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index. The number of shares that could be earned pursuant to performance-vested restricted shares range from 0% to 150% of the target grant levels for each executive officer, with 50% of target for threshold performance and 150% of target for maximum performance. Payouts will be interpolated for performance between threshold, target and maximum levels. The TSR levels were set to ensure payout only in the event the Company outperformed the REIT markets and provided shareholders with attractive returns.

Dividends are paid on time-vested restricted shares prior to vesting, but are not paid on performance-vested restricted shares until they are vested, which is consistent with the competitive practices among REITs and recognizes the competitive orientation of the awards. Unvested shares are subject to forfeiture if the executive’s employment terminates prior to the vesting date for any reason other than disability, death or a change in control.

The targets for performance-vested restricted shares were set by the Committee after receipt of management’s performance expectations for the Company, and a review of external performance metrics. The table below lists the target number of performance-vested restricted shares granted to each named executive officer, the targets for threshold, target and maximum performance levels and the number of shares that would vest at each level of performance.

Name	Target Award of Performance Vested Restricted Shares	Threshold	Target	Maximum
Absolute TSR		7%	10%	13%
Relative TSR Equal to or Greater Than (compared to NAREIT Equity Index performance)		100 bps	200 bps	300 bps
D. Jernigan	20,790	10,395	20,790	31,185
C. P. Marr	8,649	4,325	8,649	12,974
K. A. Weigand	6,237	3,119	6,237	9,356
S. R. Nichols	6,237	3,119	6,237	9,356
T. M. Martin	4,116	2,058	4,116	6,174

In 2007, both the Company’s annualized TSR, including dividends, and its TSR relative to the NAREIT Equity Index were negative. The Company did not achieve threshold performance in 2007.

2008 Compensation Actions

In January 2008, the Compensation Committee considered executive compensation for the named executive officers for the current fiscal year. Given the 2007 corporate performance of the Company at year end 2007, the Compensation Committee, upon the recommendation of the CEO, determined that no salary increases or increases in the levels of annual and long-term incentive compensation should be approved for the named executive officers, except that the Compensation Committee approved an increase in the long-term incentive target level for Mr. Martin to bring his total compensation package in line with the targeted total compensation level. The Compensation Committee also determined to maintain the same performance targets for long-term incentive compensation as were set for 2007 compensation. Finally, the Compensation Committee approved FFO targets of $52 million to $58 million for 2008 annual incentive compensation targets.

Other Compensation Elements

Employment Agreements. The Compensation Committee considered existing employment agreements with executives and internal pay equity in approving new employment agreements with each of our executives in 2007 that provide for payments upon termination or a change in control. These payment provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such employment agreements for the named executive officers is provided under the section headed “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Benefits. In December 2006, the Compensation Committee approved the U-Store-It Trust Executive Deferred Compensation Plan, which permits employees with the title of vice president or above, including our executive officers, to defer receipt of all or a portion of their salary and annual incentive and have that deferred compensation credited to accounts until distributed in accordance with the Plan and their elections. Under the Plan, we credit to each participant’s account a matching deferred compensation amount that is equal to the difference between the total matching contribution we would have made under our 401(k) plan without regard to the limits imposed by the Internal Revenue Code and the actual matching contribution that we make under the 401(k) plan.

Perquisites and Personal Benefits. We do not provide any significant perquisites to our executive officers. In 2006, we discontinued the practice of providing leased or chartered aircraft for personal use to our executive officers, and we eliminated reimbursement for club memberships. During 2007, we provided the use of a Company car and executive medical coverage. While these benefits were not tied to any formal performance criteria, they were intended to serve as part of a competitive total compensation program.

Additional Compensation Principles

Policy on Grants of Equity Awards. The Board of Trustees adopted a Policy Statement on the Grant of Equity Awards to ensure compliance with securities, tax and accounting rules and regulations, and adherence to best corporate governance practices in granting equity-based compensation. This Policy provides that the Board of Trustees has sole authority to approve equity awards to our trustees, and the Compensation Committee has sole authority to approve equity awards to our executive officers. The Policy further provides that the grant date shall be the date of the meeting at which the award is approved by the Board or the Compensation Committee, as the case may be, except that, with respect to new hires, the date of the award shall be the later of the first date of employment of such person or the date approval for the grant is obtained from the Board or the Compensation Committee. All equity awards granted shall be approved at a meeting and not by unanimous written consent. The exercise price of equity awards shall be the closing price for our common shares on the New York Stock Exchange on the date of grant. As a part of this Policy, the Board of Trustees delegated authority to Mr. Jernigan to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and Mr. Jernigan must make regular reports to the Compensation Committee regarding awards granted pursuant to this authority. We believe this delegation of authority facilitates improved efficiency in recruiting key new non-executive employees.

Share Ownership Guidelines. We maintain share ownership guidelines for our named executive officers as the Compensation Committee believes that executive officers should maintain a material personal financial stake in the Company to promote strong alignment between the interests of management and shareholders. Within a five-year period of his or her appointment, we expect each named executive officer to acquire and maintain ownership in our common shares having a market value equal to the following: five times annual base salary for the Chief Executive Officer; three times annual base salary for the Chief Financial Officer; and two times annual base salary for all other executive officers. The Board of Trustees annually reviews progress toward achieving these ownership levels. Given the recent hiring dates of the senior management team, executive officers have yet to achieve their ownership guideline level. For purposes of the share ownership guidelines, unvested and unearned restricted shares and/or deferred shares and unexercised stock options are not counted.

Tally Sheets. In considering executive compensation decisions, the Compensation Committee reviews tally sheets prepared for each named executive officer. The tally sheets present the dollar amounts of each component of compensation awarded to the named executive officers, including base salary, annual and long-term incentive, accumulated deferred compensation balances, outstanding equity awards, defined contribution retirement plan, potential payments under each named executive officer’s employment agreement, perquisites and other benefits. The overall purpose of the tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation in certain circumstances so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of compensation.

Tax Compliance Policy. The Compensation Committee reviewed the potential consequences for us of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, which imposes a limit on tax deductions for annual compensation in excess of $1 million paid to any of the named executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Tax and Accounting Implications of Each Form of Compensation.

•	Salary is expensed when earned and is not deductible over $1 million for covered employees.

•

Annual incentives are expensed during the year when payout is probable. The portion to be paid on the basis of FFO meets the requirements of Section 162(m) of the Code and is deductible. The portion paid on the basis of individual goals is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•

Stock options are expensed over the shorter of the vesting period or the service period. The Company’s equity incentive plans have been approved by shareholders and awards are deductible under Section 162(m) of the Code.

•

Performance-vested restricted shares are expensed over the performance and service period when payout is probable. Section 162(m) of the Code may limit the deductibility of the compensation paid pursuant to these awards.

•

Restricted shares are expensed over the service period. The plan has been approved by shareholders but restricted shares are not deductible over $1 million under Section 162(m) of the Code for covered employees. The restricted shares granted to the named executive officers in 2007 were deductible.

EXECUTIVE COMPENSATION

The following tables and narrative summarize the compensation for the years ended December 31, 2006 and December 31, 2007, paid to or earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	(2) Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(3) All Other Compensation ($)	Total ($)
D. Jernigan President and Chief Executive Officer Since April 24, 2006	2007	$610,000	—	$170,715	$388,491	$274,500	$50,813	$1,494,519
	2006	$274,444	$561,000	—	$134,096	—	$16,896	$986,436
C. P. Marr Chief Financial Officer Since June 5, 2006	2007	$410,000	—	$324,966	$130,292	$119,925	$87,660	$1,072,843
	2006	$214,583	$300,000	$161,595	$28,516	—	$42,452	$747,146
K. A. Weigand Executive Vice President, General Counsel and Secretary Since February 22, 2006	2007	$330,000	—	$72,476	$58,047	$96,525	$40,282	$597,330
	2006	$230,556	$200,000	$18,245	—	—	$5,082	$453,883
S. R. Nichols Senior Vice President, Operations Since July 10, 2006	2007	$275,000	—	$65,220	$90,447	$68,063	$46,706	$545,436
	2006	$106,875	$40,000	$6,621	$15,445	—	$10,546	$179,487
T. M. Martin Senior Vice President and Chief Accounting Officer Since December 11, 2006	2007	$237,500	—	$73,802	$38,311	$55,688	$43,268	$448,569

(1)	Beneath the position for each officer is the date he or she began service with us in the position indicated.

(2)	The amounts listed in the “Stock Awards” and “Option Awards” columns reflect the dollar amounts, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes for the years ended December 31, 2006 and December 31, 2007, of restricted shares, performance-vested restricted shares and option awards granted to the named executive officers under the Company’s equity incentive plans. Such amounts were calculated in accordance with the provisions of Financial Accounting Standard (“FAS”) 123R and include amounts of awards granted in and prior to 2007. Assumptions used in the calculation of the amounts reported for 2006 and 2007 are included in footnote 13 to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008. The value of each of the awards granted to the named executive officers in 2007 is listed in the table captioned “Grants of Plan-Based Awards.” The value of awards that vested during 2007 is listed in the table captioned “Option Exercises and Shares Vested.”

(3)	The amounts reported in the “All Other Compensation” column reflect in the year indicated, for each named executive officer, the sum of (a) the aggregate incremental cost to the Company of all perquisites and other personal benefits, including personal use of a Company car and executive medical insurance (except that Mrs. Weigand received a waiver credit in lieu of executive medical insurance); (b) the amounts contributed by the Company to the U-Store-It, L.P. 401(k) Retirement Savings Plan; and (c) the dollar value of dividends on unvested restricted shares. The aggregate incremental cost to us to provide a Company car is based on the actual lease cost incurred for the automobile provided to each of the named executive officers plus expenses for fuel, maintenance and insurance. For purposes of calculating this amount, we disregarded business usage and assumed 100 percent personal usage. The aggregate incremental cost of executive medical insurance is based on the difference between the actual premium we pay for executive medical insurance for the named executive officers and the actual cost we incurred in providing family medical coverage for our general employee population.

Listed in the table below are the dollar values of the amounts reported in this column for 2007.

Name	Perquisites and Other Personal Benefits		Additional All Other Compensation
	Company Car	Executive Medical Insurance	Company Match in 401(k) Plan	Dividends on Unvested Restricted Shares
D. Jernigan	$19,049	$10,695	$6,065	$15,003
C. P. Marr	$18,183	$10,695	$922	$57,860
K. A. Weigand	$16,948	$10,000	$2,565	$10,769
S. R. Nichols	$23,732	$10,695	$2,565	$9,713
T. M. Martin	$17,352	$10,695	$1,592	$13,628

Grants of Plan-Based Awards

The following table and narrative provide information about plan-based awards granted during 2007 to the named executive officers. Each received the four types of plan-based awards described below as a part of the 2007 Executive Compensation Program approved by the Compensation Committee and the independent members of the Board of Trustees. Each of the equity incentive awards was granted under the U-Store-It Trust 2004 Equity Incentive Plan.

Name	Grant Type	Grant Date	(1), (2) Estimated Future Payouts Under Non- Equity Incentive Plan Awards			(1) Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(3) Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

D. Jernigan	Annual		$305,000	$610,000	$1,128,500
	Performance	3/22/07				10,395	20,790	31,185				$243,243
	Restricted	3/22/07							17,245			$344,383
	Options	3/22/07								303,265	$19.97	$746,032

C. P. Marr	Annual		$133,250	$266,500	$493,025
	Performance	3/22/07				4,325	8,649	12,974				$101,193
	Restricted	3/22/07							7,174			$143,265
	Options	3/22/07								126,158	$19.97	$310,349

K. A. Weigand	Annual		$107,250	$214,500	$396,825
	Performance	3/22/07				3,119	6,237	9,356				$72,973
	Restricted	3/22/07							5,174			$103,325
	Options	3/22/07								90,979	$19.97	$223,808

S. R. Nichols	Annual		$75,625	$151,250	$279,813
	Performance	3/22/07				3,119	6,237	9,356				$72,973
	Restricted	3/22/07							5,174			$103,325
	Options	3/22/07								90,979	$19.97	$223,808

T.M. Martin	Annual		$61,875	$123,750	$228,938
	Performance	3/22/07				2,058	4,116	6,174				$48,157
	Restricted	3/22/07							3,415			$68,198
	Options	3/22/07								60,046	$19.97	$147,713

(1)	The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible.

(2)	Listed in these columns are the amounts that could have been paid at each stated level of performance for the annual incentive compensation under the 2007 executive compensation program. See the table captioned “Summary Compensation Table” for the actual amounts paid to each named executive officer for the 2007 annual incentive compensation.

(3)	This column shows the grant date fair value of the equity awards granted in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by the rules of the SEC. The grant date fair value listed for performance-vested restricted shares is based on the target number of shares awarded.

Annual Incentive Compensation – Annual incentive compensation awards are paid in cash and are based on the achievement at December 31, 2007 of pre-established goals for FFO growth per share and individual management objectives, weighted at 70% and 30%, respectively. The performance goals for FFO were set as follows: threshold, $1.08 per share; target, $1.11 per share; and maximum, $1.14 per share. No payment was made for the FFO component as the threshold amount was not achieved.

Performance-Vested Restricted Shares – The performance period for the restricted shares granted is January 1, 2007 through December 31, 2009. These awards will vest at the end of the performance period, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index. The performance goals for absolute TSR were set as follows: threshold, 7%; target, 10%; and maximum, 13%. The performance goals for relative TSR were set as follows: threshold, => 100 bps; target, => 200 bps; and maximum, => 300 bps. The named executive officers will not receive dividends on the performance-vested restricted shares until the shares are earned.

Restricted Shares – These awards vest ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer then continues employment with the Company. The named executive officers are entitled to vote these restricted shares and to receive dividends on them at the same rate as paid to all other shareholders.

Options – The nonqualified options have a ten-year term and entitle the named executive officer to purchase the number of common shares of the Company specified. The right to purchase the common shares vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer then continues employment with the Company.

For further information on the awards granted during 2007, refer to the section headed “Compensation Discussion and Analysis.” The right of each named executive officer to the equity incentive awards listed in the table captioned “Grants of Plan-Based Awards” shall become fully vested in the event of termination of employment under certain circumstances pursuant to the terms of employment agreements that we have with them. For information on the material terms of each named executive officer’s employment agreement or for a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2007

The following table reports outstanding equity awards held by the named executive officers at December 31, 2007. The right of each named executive officer to the equity awards listed in this table shall become fully vested in the event of termination of employment in certain circumstances. For a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

Name	Grant Date		Option Awards				Grant Date		Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date			Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)

D. Jernigan	3/22/2007	(1)		303,265	$19.97	3/21/2017	3/22/2007	(3)	17,245	$157,274	10,395	$94,802
	4/19/2006	(2)	100,000	400,000	$18.08	4/18/2016

C. P. Marr	3/22/2007	(1)		126,158	$19.97	3/21/2017	3/22/2007	(3)	7,174	$65,427	4,325	$39,444
	6/5/2006	(2)	30,000	120,000	$17.04	6/4/2016	6/5/2006	(4)	36,180	$329,962

K. A. Weigand	3/22/2007	(1)		90,979	$19.97	3/21/2017	3/22/2007	(3)	5,174	$47,187	3,119	$28,445
							2/21/2006	(5)			2,336	$21,304

S. R. Nichols	3/22/2007	(1)		90,979	$19.97	7/9/2016	3/22/2007	(3)	5,174	$47,187	3,119	$28,445
	7/10/2006	(2)	15,000	60,000	$18.70	3/21/2017	7/10/2006	(2)	2,995	$27,314

T. M. Martin	3/22/2007	(1)		60,046	$19.97	3/21/2017	3/22/2007	(3)	3,415	$31,145	2,058	$18,769
							12/11/2006	(2)	7,349	$67,023

(1)	The award vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer then continues employment with the Company.

(2)	The award vests ratably over a five-year period, one-fifth per year on the first five anniversaries of the grant date, provided that the named executive officer then continues employment with the Company.

(3)	The award in the “Number of Shares or Units of Stock That Have Not Vested” column vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer then continues employment with the Company. The award in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column vests on December 31, 2009, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index. The number of shares listed, and the payout value for the named executive officer, are based on achievement of threshold performance.

(4)	The award vests in installments on the first five anniversaries of the grant date as follows: thirty-one and one-half percent on June 5, 2007, twenty-five and one-half percent on June 5, 2008, eighteen and six-tenths percent on June 5, 2009, seventeen and nine-tenths percent on June 5, 2010, and six and one-half percent on June 5, 2011.

(5)	The award vests one-tenth on each January 30 commencing with January 30, 2006 and ending with January 30, 2011, provided the named executive officer then continues employment with the Company; and one-tenth per year on each January 30 commencing with January 30, 2006 and ending with January 30, 2011, provided (i) TSR for the Company equals or exceeds ten percent commencing on January 30, 2006, and ending with January 30, 2011 and (ii) the named executive officer remains employed with the Company. Any amounts which do not vest on a previous vesting date will vest on a subsequent vesting date if TSR equals or exceeds ten percent. The number of shares reported, and the payout value for the named executive officer, represents achievement of threshold performance. Pursuant to the grant agreement relating to the award reported, common shares that would otherwise vest and be delivered during a period in which the named executive officer is restricted from selling our common shares in the open market due to our insider trading restrictions, will not be deemed to have vested and will not be delivered until the first date on which the named executive officer is no longer prohibited from selling our common shares. For the performance period ended January 30, 2008, TSR was not achieved and only one-tenth of the award will vest.

Option Exercises and Shares Vested

The following table reports for each named executive officer the value realized upon vesting of share awards in the year ended December 31, 2007. There were no stock options exercised by the named executive officers in the year ended December 31, 2007, so the column for that information is omitted from the table below.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

D. Jernigan	—	—
C. P. Marr	16,637	$306,620
K. A. Weigand	584	$12,924
S. R. Nichols	749	$12,134
T. M. Martin	1,838	$18,472

Nonqualified Deferred Compensation

Effective January 1, 2007, the named executive officers became eligible to participate in the U-Store-It Trust Executive Deferred Compensation Plan. The following table and narrative provide a description of the plan and information on compensation each of the named executive officers deferred during 2007, the aggregate earnings on the deferred compensation and the aggregate balance at December 31, 2007.

Name	(1) Executive Contributions in Last FY ($)	(2) Company Contributions in Last FY Company Contributions in Last FY ($)	(1) Aggregate Earnings in Last FY ($)	(3) Aggregate Balance at Last FY ($)
D. Jernigan	—	—	—	—
C. P. Marr	$400,591	—	$(11,967)	$388,625
K. A. Weigand	$165,000	—	$(25,712)	$139,288
S. R. Nichols	$41,250	—	$(5,323)	$35,927
T. M. Martin	$21,987	—	$(7,072)	$14,915

(1)	All of the amounts listed in the “Executive Contributions in Last FY” column are reflected in the “Salary” column for 2007 of the table captioned “Summary Compensation Table.” None of the amounts listed in the “Aggregate Earnings in Last FY” column are reflected in the Summary Compensation Table.

(2)	During 2007, the Company made no contributions to the named executive officers’ deferred compensation accounts. However, after the year ended December 31, 2007, the Company contributed a matching amount to each of these accounts equal to the difference between the total matching contribution the named executive officer would have received in 2007 under the Company’s 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer received under the 401(k) plan in 2007. The amounts contributed are as follows: D. Jernigan, $0; C. P. Marr, $22,114; K. A. Weigand, $13,658; S. R. Nichols, $7,540; and T. M. Martin, $8,942.

(3)	None of the amounts listed in this column were reported as compensation to the named executive officers in the Summary Compensation Table in a previous year.

Compensation Eligible for Deferral; Company Contributions. Under the plan, the named executive officers can defer all or a portion of salary and/or bonus (including annual and long-term incentives) and have such amounts credited to a retirement distribution account and/or separate in-service distribution accounts. The Company will provide a matching deferred compensation amount that is equal to the difference between the total matching contribution the named executive officer would have received under the Company’s 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer receives under the 401(k) plan, provided the named executive officer has made the maximum elective deferrals to the 401(k) plan. The Compensation Committee may, in its discretion, approve an additional credit to a participant’s account as nonelective deferred compensation.

Investment Earnings. Each distribution account is credited with the returns of the investment options selected by the named executive officers, which include investment options that are available in the Company’s 401(k) plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Elections and Distributions. Elections to defer compensation must be made no later than the close of the preceding taxable year and are irrevocable as of the first day of the plan year to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of any performance-based compensation for services performed over a period of 12 months, an election to defer must be made no later than six months before the end of the performance period.

Upon retirement, balances in the retirement distribution account will be made in a lump sum or in annual installments over five, 10 or 15 years. Upon termination of employment other than retirement (other than on account of death), benefits in the retirement distribution account will be distributed in a lump sum 60 days following separation from service. Distributions from the in-service account will be made in one lump sum or in annual installments over two, three, four or five years, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the retirement distribution account or the in-service distribution account, benefits under the plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We entered into employment agreements with each of the named executive officers that require us to provide compensation to them in the event of termination of their employment in certain circumstances, including in the event of a change of control in the Company. Described below are the circumstances that would trigger our obligation to make payments to the named executive officers pursuant to these agreements, the payments and benefits that we would be required to provide, and how the determination of the payments and benefits to be provided is made in each circumstance.

Termination Without “Cause” or For “Good Reason”

If we terminate an executive’s employment without “cause” or if an executive terminates his or her employment for “good reason,” the executive will have the right to receive any accrued and unpaid salary and vacation; any unpaid bonus for the prior year; a pro rated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; continued medical, prescription and dental benefits for 18 months; and a cash severance payment equal to two times (or three times with respect to Mr. Jernigan and two and one-half times with respect to Mr. Marr) the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with the Company through the period required for receipt of the bonuses and satisfied all target performance objectives. In addition, all equity awards would become fully vested and exercisable.

Each employment agreement defines “cause” as the executive’s: conviction for any felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his or her duties; willful and continuing failure or habitual neglect to perform his or her duties; material violation of confidentiality covenants or his or her noncompetition agreement (with the exception of Mrs. Weigand who does not have a noncompetition agreement with us); or willful and continuing breach of the employment agreement.

Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him or her of duties materially and adversely inconsistent with his or her position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our requirement that the executive’s work location be moved more than 50 miles from the Company’s office where the executive works effective as of the date of the employment agreement unless the executive’s new work location would be closer to his or her primary residence; or our material and willful breach of the employment agreement.

If an executive terminates his or her employment due to a change in control of the Company, he or she would be entitled to receive an additional payment from us of an amount sufficient to make him or her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Termination For “Cause” or Without “Good Reason”

If we terminate an executive’s employment for “cause,” or if an executive voluntarily terminates his or her employment without “good reason,” both terms having the definitions listed above, the executive would have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event an executive’s employment is terminated for disability or death, the executive or the beneficiaries of his or her estate would receive any accrued and unpaid salary and vacation; any unpaid bonus for the prior year; and a pro rated bonus in the year of termination based on the target bonus for that year; and all equity awards would become fully vested and exercisable. In the event of death of Mr. Marr, the beneficiaries of his estate would receive in addition to the benefits described here, a cash payment equal to the cash severance payment that would be paid to Mr. Marr if he were terminated without cause. Refer to the description of the cash severance payment under the caption ‘“Termination Without “Cause” or For “Good Reason”’ above.

Nonrenewal

If we elect not to renew an executive’s employment agreement, the executive would have the right to receive a cash severance payment equal to one times the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with the Company through the period required for receipt of the bonuses and satisfied all target performance objectives.

The following table includes an estimate of the potential payments we would be required to make upon termination of employment of the named executive officers in each of the circumstances described above. These payments would be made in a lump sum following termination. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2007, and the closing price of our common shares on that date is $9.16;

•

The annual salary at the time of termination is equal to the current base salaries for each executive as follows: D. Jernigan, $610,000; C. P. Marr, $410,000; K. A. Weigand, $330,000; S. R. Nichols, $275,000; and T. M. Martin, $225,000;

•

One hundred percent of the target annual bonus for 2007 is paid, rather than a pro rated bonus, and the target annual bonus for each executive is as follows: D. Jernigan, $610,000; C. P. Marr, $266,500; K. A. Weigand, $214,500; S. R. Nichols, $151,250; and T. M. Martin, $123,750;

•

For purposes of the cash severance payment calculation, the annual bonus is equal to the target annual bonus for 2007 as set forth in the immediate preceding bullet and the target long-term bonus for each executive is as follows: D. Jernigan, $1,250,000; C. P. Marr, $520,000; K. A. Weigand, $375,000; S. R. Nichols, $375,000; and T. M. Martin, $247,500;

•	The value of restricted shares that vests upon termination is based on the closing price of our common shares of $9.16 on December 31, 2007;

•	The stock options that vest upon termination have no intrinsic value as the exercise price of each outstanding stock option is more than the market value of our common shares on December 31, 2007;

•	Four weeks of vacation are unused, accrued and unpaid;

•	There is no unpaid bonus for the prior year;

•	There is no accrued and unpaid salary;

•	There is no unpaid reimbursement for expenses incurred prior to the date of termination; and

•	Our cost for continued medical, prescription and dental benefits is constant over the benefit period and is provided for 18 months at a cost of $1,920 per month.

Name	Expiration Date of Employment Agreement	(2) Change-in- Control	Termination by the Company Without Cause; Termination by the Executive For Good Reason	Death or Disability	Nonrenewal	For Cause; Without Good Reason

D. Jernigan	4/24/2011	$11,177,647	$8,453,795	$1,009,234	$2,520,833	$50,833
C. P. Marr (1)	6/5/2009	$4,671,147	$3,802,825	$777,014	$1,230,667	$34,167
K. A. Weigand	12/31/2008	$2,876,310	$2,268,240	$394,679	$947,000	$27,500
S. R. Nichols	12/31/2008	$2,513,080	$1,943,186	$306,126	$824,167	$22,917
T. M. Martin	12/31/2008	$1,861,821	$1,505,862	$278,801	$615,000	$18,750

(1)	In the event of C. P. Marr’s death, the beneficiary of his estate would receive $3,802,825. The amount of $777,014 listed on this line in the “Death or Disability” column would be paid to C. P. Marr only in the event his employment is terminated for disability.

(2)	This column includes for the executive an estimate of an additional payment we would make in the event the executive is subject to excise tax liability under Section 4999 of the Internal Revenue Code as follows: D. Jernigan, $2,723,853; C. P. Marr, $868,322; K. A. Weigand, $608,070; S. R. Nichols, $569,894; and T. M. Martin, $355,960.

Other Terms of the Employment Agreements

Each of the employment agreements provides for one-year automatic renewals unless either we or the executive elects not to renew the agreement. Pursuant to the employment agreements, executives are eligible to participate in any bonus plan established by the Compensation Committee, may participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to comparable senior level executives, and are provided with use of a Company car.

Noncompete Agreements

In addition to the employment agreements, our executive officers (other than Mrs. Weigand) entered into noncompetition agreements with us. The noncompetition agreements contain covenants not to compete for a period that is the longer of either a three-year period beginning as of the date of the noncompetition agreement (a five-year period in the case of Mr. Jernigan) or the period of the executive’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities, in each case in the United States of America, other than direct or indirect ownership by the executive of up to five percent of the outstanding shares of any public company. The Company’s noncompetition agreement with Mr. Jernigan permits him to retain his 20 percent beneficial interest in Jernigan Property Group LLC and related companies and partnerships for two years from April 24, 2006, the date he commenced employment with us; provided, that (i) he discontinues all involvement in the day-to-day management or operation of the facilities owned by Jernigan Property Group effective with the date of his employment with us; and (ii) he does not expand his interest, ownership or activity, directly or indirectly, in the self-storage business. All of the assets of Jernigan Property Group have been sold, Jernigan Property Group is in the process of dissolution, and Mr. Jernigan no longer holds any direct or indirect interest in a self-storage facility. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either a three-year period (a five-year period in the case of Mr. Jernigan) beginning as of the date of the noncompetition agreement or the period of the executive’s service with us plus an additional two-year period.

AUDIT COMMITTEE MATTERS

Audit Committee Report

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. Deloitte & Touche LLP, the Company’s independent auditor, audits the annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2007 with our management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditor. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Interim Auditing Standard AU380, “Communication with Audit Committees.” The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from us. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2007 be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

The Audit Committee of the Board of Trustees

David J. LaRue (Chairman)

Thomas A. Commes

Marianne M. Keler

Fees Paid to Our Independent Auditor

The following summarizes the fees billed by Deloitte & Touche LLP for services rendered during, or in connection with, our 2007 and 2006 fiscal years, as applicable:

	2007	2006

Audit Fees (1)	$991,505	$1,334,120
Audit-Related Fees (2)	13,964	1,500
Tax Fees (3)	19,826	454,768
All Other Fees	0	0
Total	$1,025,295	$1,790,388

(1)	Audit Fees for 2006 include $487,005 for the audit of our internal control over financial reporting.

(2)	Audit-Related Fees for 2007 include fees to review various registration statements filed during 2007. Audit-Related Fees for 2006 relate to online publications.

(3)	Tax fees for 2007 related to tax consulting services. Tax fees for 2006 include $232,500 for tax compliance services, with the remainder related to tax consulting services.

All audit and permissible non-audit services provided by Deloitte & Touche LLP to us are approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence from us.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the date the engagement is scheduled to commence and terminate, (c) the estimated fees payable by the Company pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR

The Audit Committee of the Board of Trustees appointed Deloitte & Touche LLP to serve as our independent auditor for the year ending December 31, 2008. Deloitte & Touche LLP has acted as the Company’s independent auditor since our initial public offering in October 2004, and management considers the firm to be well qualified.

The Board of Trustees asks shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board believes ratification by shareholders is a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. We expect a representative of Deloitte & Touche LLP to be present at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Recommendation of the Board of Trustees

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Abstentions and broker non-votes are not included.

OUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amount of common shares beneficially owned as of the close of business on March 15, 2008, by our trustees, each of the named executive officers, and trustees and executive officers as a group. In general, “beneficial ownership” includes those common shares that a trustee or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all the common shares listed opposite his or her name. No person named in the table owns more than 1% of the outstanding common shares of the Company. Trustees and executive officers as a group own 1.7% of the outstanding common shares of the Company.

Name	(6) Common Shares	Options Currently Exercisable or Exercisable within 60 Days

Trustees
T. A. Commes	34,472
J. C. Dannemiller (1)	33,731
W. M. Diefenderfer III (2)	37,192
H. S. Haller (3)	19,511
D. B. Hurwitz	6,912
M. M. Keler	10,409
D. J. LaRue	29,472

Named Executive Officers
D. Jernigan (4)	291,343	201,088
C. P. Marr	80,261	72,053
K. A. Weigand (5)	20,994	30,326
S. R. Nichols	21,375	45,326
T. M. Martin	24,803	20,015

Trustees and Executive Officers as a group (12 persons)	610,475	368,808

(1)	Common shares include 4,259 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of J. C. Dannemiller that are issuable to him after he ceases to serve as a trustee of the Company. J. C. Dannemiller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(2)	Common shares include 4,520 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of W. M. Diefenderfer that are issuable to him after he ceases to serve as a trustee of the Company. W. M. Diefenderfer does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(3)	Common shares include 4,839 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of H.S. Haller that are issuable to him after he ceases to serve as a trustee of the Company. H. S. Haller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(4)	Of the common shares listed for D. Jernigan, 234,500 are pledged as security.

(5)	Common shares does not include 5,257 deferred shares, which are payable in common shares as they are earned pursuant to the terms of a deferred share agreement.

(6)	This column does not include the following phantom shares held by the trustees and named executive officers in deferred compensation plans of the Company, which are payable in cash after the trustee or named executive officer ceases service with the Company.

Name	Phantom Shares
J. C. Dannemiller	4,043
W. M. Diefenderfer III	4,068
H. S. Haller	3,652
D. J. LaRue	4,039
C. P. Marr	3,075
K. A. Weigand	6,320
S. R. Nichols	2,049
T. M. Martin	1,666

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person we believe beneficially owned more than 5% of our outstanding common shares as of March 15, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Cohen & Steers Capital Management, Inc. (1)	3,370,418	5.8%
The Vanguard Group, Inc. (2)	3,158,776	5.5%
Todd C. Amsdell (3)	8,345,184	14.5%
Loretta Amsdell Family Irrevocable Trust (4)	3,921,850	6.8%
Robert J. Amsdell Family Irrevocable Trust (4)	3,921,850	6.8%
Robert J. Amsdell (5)(6)	3,781,269	6.6%
Barry L. Amsdell (5)(7)	3,560,741	6.2%
Amsdell and Amsdell (5)	3,409,937	5.9%

(1)	Based on information provided by Cohen & Steers Capital Management, Inc. in a Schedule 13G filed with the SEC on February 13, 2008, Cohen & Steers Capital Management has sole voting power with respect to 2,577,751 of these shares and sole dispositive power with respect to 3,370,418 of these shares. The address of Cohen & Steers is 280 Park Avenue, New York, New York 10017.

(2)	Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the SEC on February 12, 2008, The Vanguard Group has sole voting power with respect to 60,037 of these shares and sole dispositive power with respect to 3,158,776 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Based on a Form 4 filed by Todd C. Amsdell, a former executive officer, with the SEC on February 8, 2008, Mr. Amsdell reported beneficial ownership in the number of common shares indicated. In this report, Mr. Amsdell disclaimed beneficial ownership of 7,843,700 common shares, except to the extent of his pecuniary interest, which comprise the shares held by the Loretta Amsdell Family Irrevocable Trust and the Robert J. Amsdell Irrevocable Trust. Mr. Amsdell is the business advisor of these trusts, and based on the latest information that we have, in this capacity, he has the sole power to direct the voting and disposition of these shares. The address for Todd C. Amsdell is 20445 Emerald Parkway, Suite 220, Cleveland, Ohio 44135.

(4)	Each trust reported in a Schedule 13D filing that it possessed shared voting power and shared dispositive power over the shares held by the respective trust. These amounts are also included in the number of shares beneficially owned by Todd C. Amsdell as he has sole power to vote and dispose of these shares. See Footnote (3) for more information. The address for each trust is c/o Bernard L. Karr, trustee, McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.

(5)

On November 9, 2007, in a joint filing on Schedule 13D by Robert J. Amsdell, Barry L. Amsdell, Amsdell and Amsdell, Amsdell Holdings I, Inc., and Amsdell Real Estate Trust dtd. October 3, 1989 with the SEC, Barry L. Amsdell, Robert J. Amsdell and Amsdell and Amsdell reported the beneficial ownership of the common shares of the Company indicated opposite their name. Of the common shares reported as beneficially owned by Barry L. Amsdell and Robert J. Amsdell, each reported that they share voting and dispositive power with respect to the 3,409,937 common shares reported as beneficially owned by Amsdell and Amsdell. Amsdell and Amsdell reported that it has sole voting and sole dispositive power with respect to the 3,409,937 common shares reported as beneficially owned. The address for the persons who filed the Schedule 13D is c/o Marc C. Krantz, Kohrman Jackson & Krantz P.L.L., 1375 E. 9th Street, 20th Floor, Cleveland, Ohio 44114.

(6)	The number of shares reported as beneficially owned by Robert J. Amsdell excludes 1,326,936.5 units in our operating partnership, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

(7)	The number of shares reported as beneficially owned by Barry L. Amsdell excludes 722,426.5 units in our operating partnership, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

POLICIES AND PROCEDURES REGARDING REVIEW, APPROVAL

OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our declaration of trust, we may enter into any contract or transaction with a trustee, officer, employee or agent, or any person affiliated with any of them, in which such person has a material financial interest, provided that (i) the Board of Trustees is made aware of the interest and a majority of the disinterested trustees approves or ratifies the contract or transaction; (ii) our shareholders are made aware of the interest and holders of a majority of our outstanding shares entitled to vote (excluding shares owned by the interested party) approve or ratify the contract or transaction; or (iii) the contract or transaction is fair and reasonable to us.

As set forth in our corporate governance guidelines, our Board of Trustees adopted a policy providing that transactions with a trustee who has a personal or financial interest (direct or indirect) should be scrutinized carefully to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Without the approval of a majority of the disinterested trustees, we will not enter into a transaction or arrangement (including utilizing the services of any trustee to provide legal, accounting, financial, consulting or other similar services) in which a trustee has a material personal or financial interest (direct or indirect). Whether an interest is a material personal or financial interest will be determined by the Board of Trustees on a case-by-case basis, but at a minimum a trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our proxy statement or in our Annual Report on Form 10-K. The interested trustee will not participate in any Board discussion regarding the matter in which he or she has such an interest. For purposes of this policy, the disinterested trustees will consider the interests of any entity with which a trustee is affiliated, any immediate family member of a trustee, and any entity in which a trustee’s immediate family member has a material interest.

Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for reviewing any transactions and arrangements with our trustees and executive officers and making a recommendation to the Board of Trustees concerning such transactions and arrangements. The Corporate Governance and Nominating Committee maintains written procedures regarding general related party transactions and office lease transactions. Below is a description of the material features of these procedures, including types of transactions that are covered by them and the standards applied in evaluating transactions and arrangements with trustees and executive officers.

General Related Party Transaction Procedures

The General Related Party Transaction Procedures govern the review of transactions and arrangements in which trustees or executive officers may have a direct or indirect interest that, while not technically requiring approval of the disinterested trustees under our declaration of trust or our corporate governance guidelines, may nonetheless be advisable to be reviewed and approved by the Corporate Governance and Nominating Committee to ensure that related party transactions are properly reviewed and, if necessary, approved first by the Corporate Governance and Nominating Committee, and if appropriate, by a majority of disinterested trustees. The procedures outline: (i) requirements and procedures for trustees and executive officers to report any potential related party transaction to our compliance officer (currently, the General Counsel of the Company); (ii) the procedures our compliance officer follows in collecting and submitting to the Chairman of the Corporate Governance and Nominating Committee information regarding potential related party transactions; (iii) the Corporate Governance and Nominating Committee’s process for reviewing and evaluating potential related party transactions; and (iv) the process the disinterested trustees use in reviewing and evaluating a potential related party transaction once approved by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may consult with legal counsel as it considers all of the information compiled by our compliance officer and evaluates material issues raised and factors relating to the transaction. The Corporate Governance and Nominating Committee determines whether it is appropriate and advisable for us to engage in the transaction on the basis of whether the transaction is fair, reasonable and in our best interests, and if so, whether the proposed transaction requires approval by the disinterested members of the Board of Trustees.

Office Lease Procedures

The Office Lease Procedures were adopted by the Corporate Governance and Nominating Committee to govern the evaluation of corporate office lease agreements with Amsdell and Amsdell, an entity in which Barry L. Amsdell and Robert J. Amsdell, former trustees of the Company, each have a 50 percent ownership interest. The entry into a corporate lease agreement with Amsdell and Amsdell requires approval of a majority of the disinterested trustees, which shall be based on whether the transaction is fair, reasonable and in our best interests. The procedures outline: (i) the preliminary actions we must follow prior to entering into a lease agreement with Amsdell and Amsdell, including negotiations by officers who are not affiliated with Robert J. Amsdell and Barry L. Amsdell; (ii) the supporting documentation regarding a lease agreement that must be compiled by such independent officers, (iii) the Corporate Governance and Nominating Committee’s process for evaluating a lease agreement; and (iv) the process the disinterested trustees use in reviewing and evaluating a lease agreement. The disinterested trustees and the Corporate Governance and Nominating Committee may consult with legal counsel in evaluating any lease transaction.

TRANSACTIONS WITH RELATED PERSONS

Settlement of Litigation with the Amsdell Family; Acquisition of Rising Tide Properties

On September 14, 2007, the Company settled all pending state and federal court litigation involving the Company and the interests of Robert J. Amsdell and Barry L. Amsdell (each a former trustee), Todd C. Amsdell (a former executive officer) and Kyle Amsdell, son of Robert and brother of Todd Amsdell (collectively, the “Amsdells”), and Rising Tide Development LLC, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell (“Rising Tide”). The Board of Trustees of the Company, along with the Corporate Governance and Nominating Committee, approved the terms of the settlement.

In addition, on September 14, 2007, our operating partnership purchased 14 self-storage facilities from Rising Tide for an aggregate purchase price of $121 million pursuant to a purchase and sale agreement. Pursuant to a Settlement Agreement and Mutual Release, dated August 6, 2007, (the “Settlement Agreement”) which was conditioned upon the acquisition of the 14 self-storage facilities, each of the parties to the agreement executed the agreements summarized below:

•

Standstill Agreement.  Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell agreed that through June 30, 2008, they would not commence or participate in any proxy solicitation or initiate any shareholder proposal; take any action to convene a meeting of shareholders; or take any actions, including making any public or private proposal or announcement, that could result in an extraordinary corporate transaction relating to the Company.

•

First Amendment to Lease.  The operating partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the operating partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio. The First Amendment provided the operating partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations. Separately, Amsdell and Amsdell consented to the operating partnership’s proposed sublease to an unrelated party of approximately 22,000 square feet of office space covered by the aforementioned leases.

•

Termination of Option Agreement.  The operating partnership and Rising Tide entered into an Option Termination Agreement that terminated an Option Agreement dated October 27, 2004, by and between the operating partnership and Rising Tide. The Option Agreement provided the operating partnership with an option to acquire Rising Tide’s right, title and interest to 18 properties, including: the 14 Rising Tide properties discussed above; three properties that the operating partnership acquired in 2005 pursuant to exercise of its option; and one undeveloped property that Rising Tide has the option to acquire and that was not acquired as a part of the purchase of the 14 self-storage facilities.

•

Termination of Property Management Agreement, and Marketing and Ancillary Services Agreement.  Certain of the Company’s subsidiaries and Rising Tide entered into a Property Management Termination Agreement and a Marketing and Ancillary Services Termination Agreement. Pursuant to a property management agreement, the Company provided property management services for the Rising Tide properties for a fee equal to the greater of 5.35% of the gross revenues of each property or $1,500 per property per month. Under a marketing and ancillary services agreement, the Company provided limited marketing and other miscellaneous services for the Rising Tide properties. Management fees earned by YSI Management LLC, our wholly owned subsidiary, from Rising Tide, during 2007 were approximately $0.4 million. In connection with the termination of the property management agreement, expenses relating to property management services in 2007 will be prorated.

•

Amendment of Employment and Non-Compete Agreements.  As part of the Settlement Agreement, the Company entered into a Modification of Noncompetition Agreement and Termination of Employment Agreement (each a “Modification of Noncompetition Agreement and Termination of Employment Agreement”) with each of Robert J. Amsdell and Todd C. Amsdell, and a Modification of Noncompetition Agreement (“Modification of Noncompetition Agreement”) with Barry L. Amsdell, which terminates and modifies specific provisions of the noncompetition agreement the Company has with each of them, dated October 27, 2004 (the “Original Noncompetition Agreements”). The Original Noncompetition Agreements restrict the ability of Robert J., Barry L. and Todd C. Amsdell to compete with the Company for one year and their ability to solicit employees of the Company for two years from the date of termination of their employment or resignation from service as a trustee. Pursuant to these modification agreements, Todd C. Amsdell will be able to compete with the Company, and Robert J. and Barry L. Amsdell will be able to (a) develop the one Rising Tide property that the Company did not acquire under the purchase and sale agreement and (b) compete with respect to any property identified as part of a Section 1031 “like-kind exchange” referenced in the purchase and sale agreement. Further, each Original Noncompetition Agreement is modified to allow each of them to hire, for any purpose, any employee or independent contractor who was terminated, has resigned or otherwise left the employment or other service of the Company or any of its affiliates on or prior to June 1, 2007.

The Modification of Noncompetition Agreement and Termination of Employment Agreement with each of Robert J. Amsdell and Todd C. Amsdell also terminates the employment agreements the Company had with each of them, effective as of February 13, 2007 with respect to Robert J. Amsdell and February 19, 2007 with respect to Todd C. Amsdell.

Corporate Office Leases

Pursuant to lease agreements that our operating partnership entered into with Amsdell and Amsdell during 2005 and 2006, we rented office space from Amsdell and Amsdell during 2007 at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road, an office building of approximately 18,000 square feet located at 6751 Engle Road, and an office building of approximately 28,000 square feet located at 6779 Engle Road. Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent trustees approved the terms of, and entry into, each of the office lease agreements by our operating partnership. The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	(1) U-Store-It Subleased the Space to a Third Party	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
6745 Engle Road – Suites 105, 115, 130, 215 and 300; and 6751 Engle Road – Suites E and F	21,900	12/31/2014	Yes	$25,673	$31,205
6745 Engle Road – Suite 100	2,212	12/31/2014	Yes	$3,051	$3,709
6745 Engle Road – Suite 110	1,731	12/31/2014	Yes	$2,387	$2,901
6751 Engle Road – Suites C and D	3,000	12/31/2014	Yes	$3,137	$3,771
6779 Engle Road – Suites G and H	3,500	12/31/2008	No	$3,079	$3,347
6745 Engle Road – Suite 120	1,600	4/30/2007	N/A	$1,800	$1,900

(1)	Pursuant to the First Amendment to Lease described under the caption “Settlement of Litigation with the Amsdell Family; Acquisition of Rising Tide Properties,” we subleased the office space as indicated in this column.

In addition to monthly rent, the office lease agreements provide that our operating partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space. The total amount of lease payments incurred under the six office leases as of December 31, 2007 was approximately $0.4 million. The total future minimum rental payments under the related party lease agreements entered into as of December 31, 2007 are as follows:

Related Party Amount (in thousands)

2008	$468
2009	$453
2010	$453
2011	$475
2012	$475
2013 and thereafter	$998
$3,322

Registration Rights

Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the “Amsdell Entities” that acquired common shares or operating partnership units in the formation transactions which took place at the time of the IPO received certain registration rights. An aggregate of approximately 9.7 million common shares acquired in the formation transactions were subject to a registration rights agreement (including approximately 1.1 million shares issuable upon redemption of approximately 1.1 million operating partnership units issued in the formation transactions).

In addition, Rising Tide received registration rights with respect to the operating partnership units it received in connection with the Company’s acquisition of three option facilities. An aggregate of approximately 0.4 million common shares (which shares are issuable upon redemption of approximately 0.4 million operating partnership units issued in connection with the Company’s option exercises) were subject to a registration rights agreement.

In March 2007, the Company filed a Registration Statement on Form S-3 to satisfy all of the abovementioned registration rights.

Other

During the fourth quarter of 2006, the Company engaged a consultant to assist us in establishing certain development protocols and processes. In connection with that assignment, we retained the services of Mr. Jernigan’s son-in-law, and payments to him totaled $4,750 in 2006 and $149,000 in 2007.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our trustees and executive officers, and persons who own more than 10 percent of our common shares, file reports of holdings and changes in ownership of our common shares with the SEC and the NYSE. We assist current trustees and executive officers in filing these reports based on information obtained from them and from our records. Based on our records and other information, we believe that our trustees and executive officers met all applicable filing requirements with respect to transactions during 2007, except as follows: due to administrative error, one transaction was reported late on behalf of Mr. Nichols and two transactions were reported late on behalf of Mr. Martin. Todd C. Amsdell, a former executive officer and 10 percent shareholder, reported two transactions late.

Other Matters to Come Before the 2008 Annual Meeting

No matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2009 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 5, 2008.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of U-Store-It Trust upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2009 annual meeting must be received no earlier than December 5, 2008 and no later than January 4, 2009.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to or call U-Store-It Trust, 50 Public Square, Suite 2800, Cleveland, OH 44113, Attention: Corporate Secretary (telephone number: 216-274-1340). If you are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

* * * *

By Order of the Board of Trustees

KATHLEEN A. WEIGAND

Secretary

Cleveland, Ohio

April 4, 2008

	Mark Here for Address Change or Comments	☐
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE MATTERS HEREON

PLEASE SEE REVERSE SIDE

1. Election of Trustees.				2. Ratification of the Appointment of	FOR	AGAINST	ABSTAIN
Nominees: (01) John C. (Jack) Dannemiller (02) William M. Diefenderfer III (03) Harold S. Haller (04) Daniel B. Hurwitz (05) Dean Jernigan (06) Marianne M. Keler (07) David J. LaRue	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	Deloitte & Touche LLP as Independent Auditor for the year ending December 31, 2008	☐	☐	☐

If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned’s shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned’s vote will be cast FOR each of the matters hereon.

The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting.

TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF SUCH NOMINEES, WRITE SUCH NOMINEE’S NAME(S) ON THE LINE ABOVE.

Dated: , 2008

Signature(s)

Please sign exactly as name appears on this proxy card and date. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ysi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at http://ir.ustoreit.com

PROXY	PROXY

U-STORE-IT TRUST

Proxy for the Annual Meeting of Shareholders to be Held on May 6, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Dean Jernigan, Christopher P. Marr and Kathleen A. Weigand, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the Common Shares of the Company, held of record by the undersigned on March 24, 2008, at the Annual Meeting of Shareholders to be held at The Ritz Carlton Hotel, 1515 West 3rd Street, Cleveland, Ohio 44113 at 8:00 a.m. (Eastern Daylight Savings time) on May 6, 2008 and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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YOUR VOTE IS IMPORTANT.

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT

PROMPTLY IN THE PREPAID ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE

MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.